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                                                                    Exhibit 23.1

The Board of Directors of SMTC Corporation

The audits referred to in our report dated February 9, 2001 included the related financial statement schedule of SMTC Corporation (formerly HTM Holdings, Inc.) for the years ended December 31, 1999 and 2000 included in the registration statement. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein for the years ended December 31, 1999 and 2000.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Yours very truly,

/s/ KPMG LLP

Chartered Accountants

Toronto, Canada
April 3, 2001